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                                                                    EXHIBIT 99.1


                               CONFIDENTIAL DRAFT
                          FOR DISCUSSION PURPOSES ONLY
                          ----------------------------

CONTACT:       ROBERT L. MCCORMICK, JR. PRESIDENT & CEO

TELEPHONE:     (405) 372-2230
RELEASE DATE:  March 14, 1997

                            SOUTHWEST BANCORP, INC.
              REPORTS EXPECTED DECLINE IN FIRST QUARTER EARNINGS


Southwest Bancorp, Inc. (NASDAQ:OKSB, OKSBP), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company, today reported that earnings for the first quarter of 1997 are expected to be significantly less than earnings of recent quarters. The expected decline in earnings is attributable to an anticipated increase in the Company's provision for loan losses that may be required in connection with a commercial loan with a balance of approximately $1.9 million. In the first quarter of 1997, the Company received information regarding recent events that may affect the borrower's ability to fully repay this loan. The adverse effect of this event on net income of the Company has not yet been determined. The net income effect of the anticipated provision will be reduced by applicable tax benefits.

     The Company previously reported net income for the fourth quarter of 1996 of $2.0 million, and earnings per common share of $.44. Net income for the year ended December 31, 1996 was $7.6 million, or $1.59 per common share. At December 31, 1996, the Company had total assets of $829 million and total shareholder's equity of $65 million, and exceeded all regulatory capital requirements.

     Southwest Bancorp, Inc. is a publicly-owned company headquartered in Oklahoma. Its subsidiary, the Stillwater National Bank and Trust Company, operates seven offices located in Stillwater, Tulsa, Oklahoma City and Chickasha, Oklahoma.

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